Exhibit 107

Calculation of Filing Fees Table

SCHEDULE TO

(Form Type)

Designer Brands Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1 - Transaction Valuation

	Transaction Valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$100,000,000 (1)	0.0001102	$11,020.00 (2)

Fees Previously Paid	—

Total Transaction Valuation	$100,000,000 (1)

Total Fees Due for Filing			$11,020.00

Total Fees Previously Paid			$—

Total Fee Offsets			$—

Net Fee Due			$11,020.00

(1)

Estimated solely for purposes of calculating the amount of the filing fee. The calculation of the Transaction Valuation assumes that an aggregate value of $100,000,000 will be acquired pursuant to this offer.

(2)

The amount of the filing fee, calculated in accordance with Rule 0-11(b) of the Securities Exchange Act of 1934, as amended, equals $110.20 per $1,000,000 of the aggregate amount of the Transaction Valuation (or 0.01102% of the aggregate Transaction Valuation). The Transaction Valuation set forth above was calculated for the sole purpose of determining the filing fee and should not be used for any other purpose.